EXHIBIT 99.1

PEO Certifications
Note: This Certification pertains to the portion of the most recently completed fiscal year of First Banks, Inc. (the “Company”) that was a TARP period, specifically, January 1, 2013 through the last day of the TARP period, September 25, 2013, the date on which the United States Treasury completed its sale of the Company’s TARP obligations.
I, Terrance M. McCarthy, certify, based on my knowledge, that:
(i)The compensation committee (the “Committee”) of First Banks, Inc. (the “Company”) has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period, senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to the Company;
(ii)The Committee has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company and has identified any features of the employee compensation plans that pose risks to the Company and has limited those features to ensure that the Company is not unnecessarily exposed to risks;
(iii)The Committee has reviewed, at least every six months during any part of the most recently completed fiscal year that was a TARP period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee, and has limited any such features;
(iv)The Committee will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;
(v)The Committee will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in:
(A)SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company;
(B)Employee compensation plans that unnecessarily expose the Company to risks; and
(C)Employee compensation plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;
(vi)The Company has required that bonus payments to SEOs and any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;
(vii)The Company has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;
(viii)The Company has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;
(ix)The Company and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;
(x)The Company will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;
(xi)The Company will disclose the amount, nature, and justification for the offering, during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

EXHIBIT 99.1

(xii)The Company will disclose whether the Company, the board of directors of the Company, or the Committee has engaged during any part of the most recently completed fiscal year that was a TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;
(xiii)The Company has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;
(xiv)The Company has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the Company and Treasury, including any amendments;
(xv)[Not required pursuant to FAQ 14]; and
(xvi)I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 U.S.C. 1001.)
Date: March 25, 2014

By:	/s/	Terrance M. McCarthy
Terrance M. McCarthy
President and Chief Executive Officer
(Principal Executive Officer)